Exhibit 99.1

Contact:

Stacey Jurchison

PharmAthene, Inc.

Phone: 410-571-8925

jurchisons@pharmathene.com

PHARMATHENE CLOSES ACQUISITION OF

AVECIA BIODEFENSE VACCINES BUSINESS UNIT

Strategic Acquisition Creates Expanded Biodefense Pipeline

ANNAPOLIS, MD, April 2, 2008 - PharmAthene, Inc., (Amex: PIP) a biodefense company specializing in the development and commercialization of medical countermeasures against biological and chemical threats, announced today that it has completed its acquisition of Avecia’s biodefense vaccines business previously announced on March 20, 2008.

David P. Wright, President and Chief Executive Officer, commented, “PharmAthene’s mission is to become a leading provider of biodefense medical countermeasures that are needed by the U.S. government and its allies.  We have advanced this mission by pursuing an acquisitive growth strategy focused on high priority, next generation biodefense products for which the government has expressed a clear need and an intent to procure.  The acquisition of Avecia’s biodefense vaccines addresses both of these aspects and adds important near-term value creation milestones to our calendar.  With the addition of Avecia’s vaccines, PharmAthene now has established an extensive biodefense portfolio targeting U.S. government requirements.”

PharmAthene’s biodefense portfolio now includes:

•                  A recombinant Protective Antigen (rPA) anthrax vaccine

•                  A recombinant dual antigen Plague vaccine manufactured in E coli

•                  A third generation rPA anthrax vaccine program

•                  Valortim™, a fully human monoclonal antibody being co-developed with Medarex for the prevention and treatment of anthrax infection

•                  Protexia® a novel bioscavenger to prevent and treat organophosphate nerve agent poisoning

Under the agreement, PharmAthene has acquired all of the assets related exclusively to Avecia’s vaccines business, including the intellectual property rights associated with its rPA anthrax vaccine and plague vaccine as well as certain government contracts related to such products having an estimated value of approximately $60 million.  Approximately 50 employees from Avecia’s vaccines operations have transferred to PharmAthene in connection with the transaction.

In consideration for these assets, PharmAthene has paid Avecia a cash payment of $10 million, which is subject to a post-closing working capital adjustment, and will pay an additional $7 million within eighteen months from the closing date.  In addition, Avecia will be eligible to receive milestone payments totaling up to $23 million in the aggregate, contingent upon the achievement of certain milestones related to the award of contracts for development and procurement of Avecia’s vaccine products by the U.S. government, and potentially royalties if certain sales levels are achieved.

In connection with the acquisition, the parties have also entered into various agreements for the transitional and longer-term supply of facilities, support and services by Avecia to PharmAthene.  Among these agreements are a Master Services Agreement pursuant to which Avecia has agreed to provide process development, analytical development, production, disposition, and stability testing of vaccines for PharmAthene.  Under a Supply Agreement, Avecia has agreed to manufacture and supply to PharmAthene its requirements for the rPA anthrax and plague vaccines.

On March 28, 2008, Avecia received a letter from the Defence Science and Technology Laboratory, a branch of the UK Ministry of Defence, advising Avecia of the recent resource allocation decision of the US Department of Defense (DoD) that the DoD had decided not to fund Avecia’s plague vaccine candidate beyond the current contractual commitments.   Based on this development, the parties agreed to amend the sale and purchase agreement, as set forth above, to accommodate the change in circumstances.

BroadOak Partners, LLC and Piper Jaffray Ltd. acted as financial advisors to PharmAthene and Avecia, respectively, in connection with the transaction.

rPA Anthrax Vaccine

Avecia’s rPA vaccine, which has completed Phase II clinical testing, is a second generation rPA anthrax vaccine for use against human anthrax infection.

In February 2008, the Department of Health and Human Services (DHHS) issued a formal solicitation (Request for Proposals) for an Anthrax Recombinant Protective Antigen (rPA) Vaccine for the Strategic National Stockpile (SNS).  The solicitation outlines a requirement to procure 25 million doses of an rPA anthrax vaccine.

“There is currently an unmet need for a second generation anthrax vaccine that offers the potential for improved safety and convenience,” said Mr. Wright.  “We believe Avecia’s vaccine is well positioned to meet this requirement, as it is a highly purified recombinant form of a single protein – protective antigen (PA), which is produced using standard biotechnology processes.  In preclinical and clinical studies the vaccine was shown to produce a vaccine-induced antibody response and was safe and well tolerated.  If these results are confirmed in future studies, we believe this vaccine could prove to be a superior choice for procurement in the Strategic National Stockpile for civilian defense against anthrax threats.”

About PharmAthene, Inc.

PharmAthene (AMEX:PIP) was formed to meet the critical needs of the United States and its allies by developing and commercializing medical countermeasures against biological and chemical weapons.  PharmAthene’s lead programs include Valortim™ for the prevention and treatment of anthrax infection and Protexia® for the prevention and treatment of morbidity and mortality associated with exposure to chemical nerve agents. For more information about PharmAthene, please visit www.PharmAthene.com.

Forward Looking Statement

Except for the historical information presented herein, matters discussed may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements.  Statements that are not historical facts, including statements preceded by, followed by, or that include the words “potential”; “believe”; “anticipate”; “intend”; “plan”; “expect”; “estimate”; “could”; “may”; “should”; “could”; or similar statements are forward-looking statements.  PharmAthene disclaims, however, any intent or obligation to update these forward-looking statements.  Risks and uncertainties include the likelihood that the U.S. government will choose to procure any products from the Company, the successful development of any of PharmAthene’s potential products, the advancement of PharmAthene’s strategy, its ability to expand its business to meet US government requirements, or its ability to enhance the timelines or opportunity for success of its programs, the ability of the rPA based anthrax vaccine to meet any stated government requirements or be a viable choice for the Strategic National Stockpile as well as risks detailed from time to time in PharmAthene’s public disclosure filings with the U.S. Securities and Exchange Commission (the “SEC”).  There can be no assurance that PharmAthene’s development efforts will succeed or that developed products will receive required regulatory clearance, or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success or be procured by the government.  Copies of PharmAthene’s public disclosure filings are available from its investor relations department.

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